UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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[ ]     Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[X]     Soliciting Material Pursuant to  240.14a-12


                         CLEAN DIESEL TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
                         AND INTEGRITY FOR CLEAN DIESEL
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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[ ]     Fee paid previously with preliminary materials.

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previously. Identify the previous filing by registration statement number, or
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
FOR IMMEDIATE RELEASE

   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE AND INTEGRITY FOR CLEAN DIESEL
                ANNOUNCES JEREMY PETER-HOBLYN AS SPECIAL ADVISOR

BRIDGEPORT, CT - (SEPTEMBER 27, 2010) - The Committee to Restore Stockholder Value and Integrity for Clean Diesel (the "Committee" or the "Blue Team") today announced that Jeremy D. Peter-Hoblyn has agreed to serve as a Special Advisor to the Committee's Board of Directors. Mr. Peter-Hoblyn will provide advice and expertise in a variety of areas, focused primarily on emissions reduction and fuel economy technologies. He was formerly Chairman and Chief Executive Officer of Clean Diesel Technologies, Inc., and retired from Clean Diesel in 2004 after more than ten years at the company.

"We are delighted to welcome Jeremy to the Blue Team. We consider Jeremy as the "Father of the Clean Diesel's technologies" and are pleased that he agreed to support the Committee. Jeremy has a unique combination of operating and technology development experiences in the emissions reduction and fuel economy arenas. He is an accomplished and talented executive, with vision and wisdom, and an enviable track record of building technologies for emissions reduction requirements around the world. We believe the extensive experience and unique skill set he brings to us will prove invaluable to the Committee's existing and future technological and commercial endeavors. We look forward to benefiting from his operating expertise, strategic perspectives and broad industry relationships," said John J. McCloy, II, Committee member and Board of Directors' nominee.

Mr. Peter-Hoblyn commented, "Historically, Clean Diesel set out to develop technologies that coupled emission reduction with fuel economy improvement and were both proprietary and capable of becoming 'industry standard technologies.' One technology has now become an industry standard. I have told the Committee that I will accept no remuneration for my services as a Special Advisor and that my efforts now are to ensure that the Clean Diesel stockholders benefit from the value of technologies that have been developed through the years.

Mr. Peter-Hoblyn has many years' experience in the understanding and development of technologies for fuel efficiency and emissions reduction, among other fields. Mr. Peter-Hoblyn was Chief Executive Officer of Clean Diesel from its inception until his retirement in September 2004. He was President from inception and Chairman of Clean Diesel from 2002 until 2003. Mr. Peter-Hoblyn also served as the acting Chief Technology Officer of Clean Diesel from 2004 until 2005. He was a Managing Director of Fuel-Tech N.V. from 1987 through March 1, 2002.

The Committee is firmly committed to restoring stockholder confidence and value to Clean Diesel by electing new Board Directors, removing current Board Directors, installing world-renown advisors, appointing a new management team, and implementing profitable business strategies. The Committee has nominated a slate of two new directors for election - John J. McCloy II and Andrew Merz Hanson. The purpose of the proxy solicitation by the Committee is to remove five current directors of Clean Diesel - Michael L. Asmussen, Derek R. Gray, Charles
W. Grinnell, David F. Merrion, and Mungo Park - and to elect the two new directors and the proxies solicited will be used to do so.

THE COMMITTEE TO RESTORE STOCKHOLDER VALUE AND INTEGRITY FOR CLEAN DIESEL IS PROVIDING THE FOREGOING INFORMATION TO STOCKHOLDERS PRIOR TO FILING OF A DEFINITIVE PROXY STATEMENT PURSUANT TO RULE 14A-12. WE ARE NOT CURRENTLY ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY AT THIS TIME.

INFORMATION WITH RESPECT TO THE IDENTITY OF THE MEMBERS OF THE COMMITTEE WHO PARTICIPATE IN THE SOLICITATION, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, CAN BE FOUND ON THE WEBSITE OF THE COMMITTEE AT WWW.RESTORECLEANDIESEL.COM.
   ---------------------------

THE COMMITTEE'S DEFINITIVE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ PRIOR TO DELIVERING ANY PROXY. ONCE FILED, THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY MATERIALS MAY BE VIEWED FOR FREE AT HTTP://WWW.SEC.GOV/CGI-BIN/BROWSE-EDGAR?ACTION=GETCOMPANY&CIK=0000949428
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For additional information, please contact The Committee to Restore Stockholder
Value and Integrity for Clean Diesel, via the Chairman, Andrew Merz Hanson: info@restorecleandiesel.com.
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